AMENDMENT AND RESTATEMENT OF
                              SEVERANCE AGREEMENT

     AMENDMENT AND RESTATEMENT OF SEVERANCE AGREEMENT, dated as of the 15th day of August, 2000 (the "Agreement") by and between Michael Maturo (the "Executive"), and Reckson Associates Realty Corp., a Maryland corporation with a principal place of business at 225 Broadhollow Road, Melville, New York
11747 (the "Employer") and amends, supersedes and completely restates the Severance Agreement made as of February 25, 1998 by and among the Executive and the Employer.

     Terms used in this Agreement with the initial letter capitalized shall, unless otherwise defined herein, have the meanings specified in the Amendment and Restatement of Employment and Noncompetition Agreement, dated August 15, 2000, between the Employer and the Executive and in any amendment to or restatement of such agreement (the "Employment Agreement").

                             W I T N E S S E T H :

     WHEREAS, Executive and Employer have previously entered into the Employment Agreement; and

     WHEREAS, the Employer desires to continue to employ the Executive and the Executive desires to continue to be employed by the Employer.

     NOW THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

     1. Employment and Noncompetition Agreement. This Agreement is supplementary to and, except as explicitly set forth herein, does not limit or alter any of the terms and conditions established under the Employment Agreement.

     2. Term. The term and duration of this Agreement shall be identical to the term of the Employment Agreement, provided, however, that if a Change-in-Control shall occur during the Employment Period, the term of this Agreement, the Employment Agreement and the Employment Period shall continue in effect until the later of (i) the date on which the term of the Employment Agreement otherwise would have ended or (ii) the date which is sixty months beyond the end of the calendar year in which the Change-in-Control occurs.
Section 1 of the Employment Agreement is hereby amended in accordance with the foregoing.

     3. Termination and Severance Payments. Sections 7(a), (b) and (c) of the Employment Agreement are hereby superseded in their entirety by this Section 3.

          (a) At-Will Employment. Executive's employment pursuant to the Employment Agreement is "at will" and may be terminated by the Employer at any time with or without Good Reason, by a majority vote of all of the members of the Board of Directors of the Employer upon written notice to Executive, subject only to the severance provisions specifically set forth in this
Section 3 and in Sections 7(d) through 7(h) of the Employment Agreement.

          (b) Termination by Executive. The Employment Period and Executive's employment under the Employment Agreement may be terminated effective immediately by Executive by written notice to the Board of Directors of the Employer (i) within 30 days of the occurrence of a failure of the Board of Directors of the Employer to elect Executive to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 of the Employment Agreement, (ii) within 30 days of the occurrence of a material failure by the Employer to comply with the provisions of Section 3 of the Employment Agreement or a material breach by the Employer of any other provision of the Employment Agreement, (iii) at any time during the 30 day period beginning on the effective date of a Change in Control and the 30 day period beginning one year after the effective date of a Change-in-Control, or
(iv) within 30 days of the occurrence of a Force Out. For this purpose, a Force Out shall be deemed to have occurred in the event of:

          (i) a change in duties, responsibilities, status or positions with the Employer, which, in Executive's reasonable judgment, does not represent a promotion from or maintaining of Executive's duties, responsibilities, status or positions as in effect immediately prior to the Change-in-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive's employment for Good Reason, disability, retirement or death;

          (ii) a reduction by the Employer in Executive's Base Salary as in effect immediately prior to the Change-in-Control;

          (iii) the failure by the Employer to continue in effect any of the benefit plans, programs or arrangements in which Executive is participating at the time of the Change-in-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan, program or arrangement with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the benefit plan, program or arrangement that is discontinued) other than as a result of the normal expiration of any such benefit plan, program or arrangement in accordance with its terms as in effect at the time of the Change-in-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive's continued participation in any of such benefit plans, programs or arrangements on at least as favorable a basis to Executive as is the case on the date of the Change-in-Control or which would materially reduce Executive's benefits in the future under any of such benefit plans, programs or arrangements or deprive Executive of any material benefits enjoyed by Executive at the time of the Change-in-Control;

          (iv) the failure by the Employer to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Employer's normal vacation policies as in effect immediately prior to the Change-in-Control;

          (v) the Employer's requiring Executive to be based in an office located beyond a reasonable commuting distance from Executive's residence immediately prior to the Change-in-Control, except for required travel relating to the Employer's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Employer prior to the Change-in-Control;

          (vi) the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement and the Employment Agreement; or

          (vii) any refusal by the Employer to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Employer which, prior to the Change-in-Control, Executive was permitted by the Employer's Boards of Directors to attend to or engage in.

          (c) Certain Benefits upon Termination by Executive. Except as specifically provided in this Section 3 or in Sections 7(d) through 7(h) of the Employment Agreement or as otherwise required by law, all compensation and benefits to Executive under the Employment Agreement shall terminate on the date of termination of the Employment Period. Notwithstanding the foregoing, if the Employment Period is terminated pursuant to Section 3(b) or if Executive's employment is terminated by the Employer other than for Good Reason, Executive shall be entitled to the following benefits:

               (i) The Employer shall pay the Executive (x) his or her full Base Salary though the date of termination at the rate in effect on such date, (y) compensation for accrued but unused vacation time, plus (z) a pro rata portion of the Executive's incentive compensation for the calendar year in which the event of termination occurs, assuming that the Executive would have received incentive compensation for such full calendar year equal to the product of (A) the Base Salary that would be payable to the Executive pursuant to subsection 3(a) of the Employment Agreement for such full calendar year and (B) the greater of (a) 1/2 or (b) a percentage equal to the following

                  (I) the sum of (x) the cash bonus awarded to the Executive for the immediately preceding fiscal year, (y) the product of the price per share of Common Stock on the date of termination (as equitably adjusted to reflect any changes in the capitalization of the Employer) and the aggregate number of shares of Common Stock granted, sold or covered by options or loans awarded to the Executive as incentive compensation for the immediately preceding fiscal year, and
                  (z) the value of all other incentive compensation paid or awarded to the Executive for the immediately preceding fiscal year (including, without limitation, all such incentive compensation includible in the Executive's gross income and reported on an Internal Revenue Service Form W-2), divided by (II) the Executive's Base Salary for the immediately preceding fiscal year,

         (the greater of clauses (a) and (b) being herein referred to as the "Deemed Bonus Percentage");

               (ii) The Employer shall pay as severance to the Executive, not later than the tenth day following the date of termination, a lump sum severance payment (the "Severance Payment") equal to the aggregate of all compensation that would have been due to the Executive hereunder had his or her employment not been so terminated (without duplication of subsection 3(c)(i) above), including, without limitation, (A) Base Salary (at the greater of the rate payable pursuant to subsection 3(a) of the Employment Agreement or the highest rate then payable to any Executive Vice President of the Employer), and (B) all incentive compensation which would have been due to the Executive pursuant to subsection 3(b) of the Employment Agreement, through the expiration of this Agreement (as such Agreement may continue in effect under Section 2 hereof in the event of a Change-in-Control) assuming that the Executive would have received incentive compensation for each calendar year through the expiration of this Agreement (as such Agreement may continue in effect under Section 2 hereof in the event of a Change-in-Control) equal to the product of (x) the Base Salary payable to the Executive pursuant to clause (A), and (y) the Deemed Bonus Percentage (or, if greater, the highest Deemed Bonus Percentage determined with respect to any Executive Vice President of the Employer), payable in the same proportions of cash, grants of securities, loans to purchase securities, loan forgiveness and gross-up payments as the incentive compensation paid to the Executive for the immediately preceding fiscal year; provided, however, that such Severance Payment shall not be payable to the Executive until (I) the Executive has executed and delivered to the Employer a general release in a form to be determined by the Employer in good faith, and (II) any applicable revocation period with respect to such release has expired. For purposes of determining Executive's annual compensation in the preceding sentence, compensation payable to the Executive by the Employer shall include, without limitation, every type and form of compensation includible in the Executive's gross income in respect of his or her employment by the Employer (including, without limitation, all income reported on an Internal Revenue Service Form W-2), compensation income recognized as a result of the Executive's exercise of stock options or sale of the stock so acquired and any annual incentive compensation paid in cash or securities to such Executive;

               (iii) An amount equal to the Additional Amount pursuant to
          Section 5 below and an amount equal to the Income Tax Payment pursuant to Section 6 below;

               (iv) For the remaining term of the Employment Agreement, Executive shall continue to receive all benefits described in
          Section 3 of the Employment Agreement existing immediately prior to the date of termination (without taking into account any changes in such benefits effected in violation of the Employment Agreement) and any other benefits then provided by Employer to Executive in addition to those described in Section 3 of the Employment Agreement, including, but not limited to, the life insurance coverage provided by Employer to Executive and the automobile provided by Employer to Executive and automobile insurance and maintenance in respect of such automobile. For purposes of the application of such benefits, Executive shall be treated as if he or she had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination;

               (v) For purposes of any equity compensation plan of the Employer, (x) any stock options or other awards (including restricted stock grants) of the Executive under such plan shall vest and become exercisable upon any such termination, and (y) Executive shall be treated as if he or she had remained in the employ of the Employer for the remaining term of the Employment Agreement after the date of Executive's termination so that Executive shall be entitled to exercise any exercisable options or other rights;

               (vi) For purposes of any section 401(k) plan or other deferred compensation plan of the Employer, Executive shall be treated as if he or she had remained in the employ of the Employer for the remaining term of the Employment Agreement after the date of Executive's termination so that Executive may continue to receive all matching contributions as provided by the Employer in connection with such plan or any other contributions by Employer in connection with such plan as in effect immediately prior to such termination;

               (vii) The amount of any outstanding loans made by the Employer to the Executive, together with any interest accrued on any such loans, and any related "tax" loans made by the Employer to the Executive in respect of tax liabilities owing as the result of the forgiveness of such loans (including forgiveness pursuant to the terms of this Section 3(c)(vii)), together with any interest accrued on any such tax loans, shall be deemed forgiven and Executive shall have no further liability in respect thereof;

               (viii) If, in spite of the provisions above, any benefits or service credits under any benefit plan or program of the Employer may not be paid or provided under such plan or program to Executive, or to Executive's dependents, beneficiaries or estate, because Executive is no longer considered to be an employee of the Employer, the Employer shall pay or provide for payment of such benefits and service credits to Executive, or to Executive's dependents, beneficiaries or estate, for the remaining term of the Employment Agreement; and

               (ix) Nothing herein shall be deemed to obligate Executive to seek other employment in the event of any such termination and any amounts earned or benefits received from such other employment will not serve to reduce in any way the amounts and benefits payable in accordance herewith.

          4. Expenses. Section 3(d) of the Employment Agreement is hereby supplemented by this Section 4. In addition to the expenses referred to in
Section 3(d) of the Employment Agreement, the Employer shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (i) the termination of the Employment Period or Executive's employment pursuant to this Agreement or the Employment Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination),
(ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, the Employment Agreement or by any other plan or arrangement maintained by the Employer under which the Executive is or may be entitled to receive benefits or (iii) any action taken by the Employer against the Executive, unless and until such time that a final judgement has been rendered in favor of the Employer and all appeals related to any such action have been exhausted; provided however, that the circumstances set forth above occurred on or after a Change-in-Control.

          5. Additional Amount. Whether or not Section 3 is applicable, if in the opinion of tax counsel selected by the Executive and reasonably acceptable to the Employer, the Executive has received or will receive any compensation or recognize any income (whether or not pursuant to this Agreement, the Employment Agreement or any plan or other arrangement of the Employer and whether or not the Employment Period or the Executive's employment with the Employer has terminated) which will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code (or for which a tax is otherwise payable under Section 4999 of the Code), then the Employer shall pay the Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such excess parachute payments and any such Additional Amount, plus (ii) all federal, state and local income taxes payable by Executive with respect to any such Additional Amount. Any amounts payable pursuant to this
Section 4 shall be paid by the Employer to the Executive within 30 days of each written request therefor made by the Executive.

          6. Income Tax Payment. Whether or not Section 3 is applicable, if
(i) the Executive has received or will receive any compensation or recognize any income (whether or not pursuant to this Agreement, the Employment Agreement or any plan or other arrangement of the Employer and whether or not the Employment Period or the Executive's employment with the Employer has terminated) in connection with a "Change-in-Control" (as that term may be interpreted in this Agreement, the Employment Agreement or any plan or other arrangement of the Employer), and (ii) such compensation or income represents non-cash compensation or income (including, without limitation, non-cash compensation or income attributable to the vesting or exercise of stock options and other awards (including restricted stock grants) under any stock option plan of the Employer), then the Employer shall pay the Executive in cash an amount (the "Income Tax Payment") equal to the sum of (A) all federal, state and local income taxes payable by Executive with respect to such non-cash compensation or income, plus (B) all federal, state and local income taxes payable by Executive with respect to any such Income Tax Payment. The Income Tax Payment shall be paid by the Employer to the Executive within 30 days of the written request therefor made by the Executive.

          7. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand, by nationally recognized overnight courier or by express, registered or certified mail, postage prepaid, return receipt requested, and addressed to the Employer or Executive, as applicable, at the address indicated above (or to such other address as may be provided by notice).

          8. Miscellaneous. This Agreement (i) may not be assigned by Executive without the prior written consent of the Employer and (ii) may be assigned by the Employer and shall be binding upon, and inure to the benefit of, the Employer's successors and assigns. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

          9. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

          10. Severability. If a court of competent jurisdiction adjudicates any one or more of the provisions hereof as invalid, illegal or unenforceable in any respect, such provision(s) shall be ineffective only to the extent and duration of such invalidity, illegality or unenforceability and such invalidity, illegality or unenforceability shall not affect the remaining substance of such provision or any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable. If it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the parties will use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intent of the provision originally contained herein.

          11. Governing Law. This Agreement shall be construed and governed by the laws of the State of New York.


         IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

                          RECKSON ASSOCIATES REALTY CORP.



                          By:
                              -------------------------------------------------
                              Name:
                              Title:


                              -------------------------------------------------
                              Michael Maturo